Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Crystal Coovert

Executive Director, Corporate Communications

(727) 579-5129

Catalina Marketing Reports Financial Results for the First Quarter of Fiscal 2006

ST. PETERSBURG, FL, July 28, 2005 – Catalina Marketing Corporation (NYSE: POS) today reported financial results for its first quarter ended June 30, 2005.

For the three months ended June 30, 2005, consolidated revenues were $91.9 million, compared with revenues of $95.4 million in the comparable period of fiscal year 2005. Consolidated net income for the first quarter was $13.7 million, or $0.27 per diluted share, compared with net income of $10.9 million, or $0.21 per diluted share, in the first quarter of fiscal year 2005. First quarter results in fiscal year 2005 included $2.4 million in losses from discontinued operations due principally to operating losses from the divested non-core businesses.

The company reported consolidated income from continuing operations for the quarter ended June 30, 2005 of $13.7 million, or $0.27 per diluted share, compared with $13.4 million, or $0.26 per diluted share, for the quarter ended June 30, 2004.

“While first quarter earnings per share were in line with expectations, we recognize the need to grow our top line and intend to focus on this objective with the launch of new services and entry into new channels,” said Dick Buell, chief executive officer of Catalina Marketing. “Catalina Health Resource and International both experienced growth in revenues for the quarter; however, Catalina Marketing Services revenues declined due to a challenging first quarter. We remain solidly committed to building future revenue and earnings growth, and we are seeing important indications of acceptance of many of our new products and services.”

Summary of Segment Results

	Three Months Ended June 30, 2005		Three Months Ended June 30, 2004
(In thousands)	Revenues	Net Income	Revenues	Net Income
Catalina Marketing Services	$57,689	$14,796	$63,402	$16,133
Catalina Health Resource	18,530	2,809	17,866	1,074
International	15,628	729	14,246	801
Corp / Eliminations	7	(4,671)	(112)	(4,645)

From Continuing Operations - GAAP	$91,854	$13,663	$95,402	$13,363

Discontinued Operations	$—	$—	$—	$(2,437)

Consolidated GAAP	$91,854	$13,663	$95,402	$10,926

Stock Repurchases

During the first quarter, the company repurchased 1,693,300 shares of its common stock for a total of $41.8 million, at an average price of $24.71 per share. The company currently has authorization to repurchase an additional $14.0 million of common stock under the September 2004 Board of Directors’ authorization.

Webcast Scheduled

The company will host a webcast on Thursday, July 28, 2005 at 10:00 a.m. EDT to discuss its financial results for its fiscal year 2006 first quarter. The webcast may be accessed at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=POS&script=1000 and will be available for replay from Thursday, July 28, 2005 through Thursday, August 25, 2005.

Catalina Marketing Corporation

Selected Operating Data

(in thousands, except per share amounts)

	Three Months
Periods Ended June 30	2005	2004
Revenues	$91,854	$95,402
Direct Operating Expenses	30,685	33,788
Selling, General and Administrative	29,801	28,823
Depreciation and Amortization	9,505	11,554

Income from Operations	21,863	21,237
Other Income (Expense)	174	(392)
Provision for Income Taxes	8,374	7,482

Income from Continuing Operations	13,663	13,363
Income (Loss) from Discontinued Operations	—	(2,437)

Net Income (Loss)	$13,663	$10,926

Earnings Per Share, Basic:

Earnings Per Share from Continuing Operations	$0.27	$0.26
Income (Loss) from Discontinued Operations	$—	$(0.05)
Net Income (Loss) Per Common Share	$0.27	$0.21

Weighted Average Shares Outstanding	50,550	52,227

Earnings Per Share, Diluted:

Earnings Per Share from Continuing Operations	$0.27	$0.26
Income (Loss) from Discontinued Operations	$—	$(0.05)
Net Income (Loss) Per Common Share	$0.27	$0.21

Weighted Average Shares Outstanding	50,865	52,245

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	June 30 2005	June 30 2004
Selected Balance Sheet and Cash Flow Data (in thousands):
Cash	$46,006	$71,467
Debt	$32,951	$66,771
Stockholders’ Equity	$168,687	$194,668
Cash Flows from Operating Activities Quarter	$14,187	$1,866
Capital Expenditures Quarter	$8,483	$2,141

Catalina Marketing Services:
Number of Stores at Quarter End	17,581	17,607
Net Stores (Deinstalled) Installed During Quarter	(28)	3
Promotions Printed During Quarter (in millions)	713	738
Weekly Shopper Reach at Quarter End (in millions)	230	220

Catalina Health Resource:
Number of Stores at Quarter End	12,451	12,009
Net Stores Installed (Deinstalled) During Quarter	28	80

Catalina Marketing International:
Number of Stores at Quarter End	6,003	5,598
Net Stores Installed During Quarter	96	53
Promotions Printed During Quarter (in millions)	209	191
Weekly Shopper Reach at Quarter End (in millions)	58	63

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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